THE STEAK N SHAKE COMPANY REPORTS FISCAL SECOND QUARTER 2005 RESULTS

- Same Store Sales Increase 4.3% -
- Net Earnings Increase 8.8% -
- Company Reports Lease Restatement -

INDIANAPOLIS, May 16, 2005/PRNewswire -- The Steak n Shake Company (NYSE:SNS) today announced its revenues and earnings for the second quarter 2005 ended April 13, 2005. These results are presented on a basis consistent with a restatement for lease accounting, which is described below.

Highlights of the fiscal second quarter include:

•	Total revenues increased 14.1% to $186.8 million versus $163.8 million
•	Same store sales for Company-owned restaurants increased 4.3%
•	Net earnings increased 8.8% to $8.7 million versus $8.0 million
•	Diluted earnings per share were $0.31 compared to $0.29

Fiscal Second Quarter 2005 Results
Total revenues for the fiscal second quarter 2005 grew 14.1% to $186.8 million compared to the same quarter last year. The same-store sales increase of 4.3% for Company-owned restaurants during the second quarter marked the ninth consecutive quarter that Steak n Shake has reported positive same store sales.

Net earnings for the fiscal second quarter 2005 were $8.7 million, or $0.31 per diluted share, compared to $8.0 million, or $0.29 per diluted share, in the prior year period. Results for both periods reflect the updated accounting treatment for leases discussed below.

Peter Dunn, President and Chief Executive Officer commented, "Customer acceptance of our new Sippable Sundaes™ has been strong and contributed to the 4.3% same store sales growth during the quarter. These results are encouraging, especially when considering that same store sales increased 8.7% in the same quarter last year.  To build on the momentum of this initial launch, we are currently introducing three new flavors of Sippable Sundaes™. Although the commodity environment remains challenging, we have locked in beef and dairy costs, which will provide some stability to our cost structure for the remainder of the 2005 fiscal year."

Mr. Dunn concluded, "During the second quarter we continued to make the necessary investments to prepare for accelerated expansion that we believe will deliver sustained earnings growth over the long-term."

As of April 13, 2005, there were 433 Steak n Shake restaurants operating in 19 states, including 388 Company-owned restaurants and 45 franchised units. During the quarter, the Company opened 4 new restaurants, including 2 locations in Florida, as well as units in Ohio and Texas. In addition, a franchised restaurant opened in Oklahoma.

2005 Guidance
The Company reaffirmed diluted earnings per share guidance for the fiscal year 2005 in the range of $1.08 to $1.11. Same store sales growth is expected to be between 2% to 3%. The Company also reiterated that it anticipates opening between 18 and 24 new Company-owned restaurants in fiscal year 2005 and at least 26 Company-owned restaurants in fiscal year 2006.

Restatement of Prior Periods for Lease Accounting
Based on the views expressed by the Office of the Chief Accountant of the Securities and Exchange Commission regarding various aspects of lease accounting treatment, the Company's management conducted a comprehensive review of its accounting policies applicable to leases, leasehold improvements, rent commencement, deferred rent, and other items. As a result of this review and consultations with its independent auditors, the Company will change the way it accounts for certain leases.

The Company will restate its previously filed consolidated financial statements for the fiscal years ended September 29, 2004, September 24, 2003, and September 25, 2002, contained in its most recent annual report on Form 10-K and interim financial statements contained in the Company's quarterly report on Form 10-Q for the period ended December 22, 2004, which should no longer be relied upon.

The Company estimates the cumulative effect of the restatement to fiscal 2002 retained earnings is $537,000, and net earnings will be reduced in fiscal years 2002-2004 by $97,000, $78,000 and $71,000, respectively. The restatement will have no impact on the Company's previously reported cash flows, sales or comparable store sales. These estimates are subject to change as the Company's independent registered public accounting firms complete their review.

Historically, when accounting for ground leases with renewal options, the Company depreciated its buildings over the estimated economic life of the buildings of 25 years. In certain cases, the term of 25 years included both the initial lease term and certain renewal option periods under the lease. The Company recorded rent expense from the rent commencement date through the initial term of the lease. The Company will restate its financial statements to recognize rent expense on a straight-line basis over the lease term including any additional cancelable option periods where failure to exercise such options would result in a significant economic penalty.

Additionally, the Company had recognized rent expense for its operating leases using a lease term that commenced when rent payments began, which generally coincided with a point in time near the date the Company’s restaurants opened. This generally had the effect of excluding the restaurant build-out period, during which the Company typically made no rent payments, from the calculation of the period over which rent was expensed. The Company will restate its financial statements to recognize rent expense beginning in the build-out period.

The Company has also determined that certain build-to-suit leases should have been treated as direct financing leases rather than operating leases. The Company will restate its financial statements to record the lease payments as interest expense and debt repayment, as opposed to rent expense. In addition, the Company will record additional depreciation expense for the related assets.

The Company expects to amend its most recent annual and quarterly report filed with the Securities and Exchange Commission to include any restated financial statements prior to the filing of the second quarter fiscal 2005 Form 10-Q, which is due by May 23, 2005.

Investor Conference Call and Webcast
The Steak n Shake Company will broadcast its investor conference call live over the Internet at 5:00 p.m. Eastern Time, 4:00 p.m. Central Time today. Hosting the call will be Peter Dunn,

President and Chief Executive Officer, and Jeffrey A. Blade, Senior Vice President and Chief Financial Officer.

Interested investors and other parties may listen to a simultaneous webcast of the conference call by logging onto the Company's website at www.steaknshake.com. The on-line replay will be available for a limited time immediately following the call.

The call can also be accessed live over the phone by dialing (800)-289-0743, or for international callers, (913)-981-5546. A replay will be available one hour after the call and can be accessed by dialing (888)-203-1112, or for international callers, (719)-457-0820 and entering passcode: 5543723. The replay will be available until May 23, 2005.

About Steak n Shake
Steak n Shake is a full service, casual dining restaurant serving a core menu of its famous STEAKBURGER™ sandwiches, thin ‘n crispy french fries, old fashioned hand-dipped milk shakes, chili, home style soups, fresh salads, a variety of desserts and breakfast. All of the food is prepared to the guest’s order and served by friendly, well-trained associates. Steak n Shake restaurants feature fullservice dining areas, counter service and drive-thru windows and are open 24 hours a day, seven days a week.

This press release contains forward-looking information. In general, forward-looking statements include estimates of future revenues, cash flows, capital expenditures, or other financial items, and assumptions underlying any of the foregoing. Forward-looking statements reflect management’s current expectations regarding future events and use words such as "anticipate", "believe", "expect", "may", "will", and other similar terminology. These statements speak only as of the date they were made and involve a number of risks and uncertainties that could cause actual results to differ materially from those expressed in forward-looking statements. Several factors, many beyond our control, could cause actual results to differ significantly from our expectations, such as the following: effectiveness of operating initiatives; changes in economic conditions; effectiveness of advertising and marketing initiatives; harsh weather conditions, primarily in the first and second quarters; availability and cost of qualified restaurant personnel; changes in consumer tastes; changes in consumer behavior based on publicity or concerns relating to food safety or food-borne illnesses; effectiveness of our expansion plans; changes in minimum wage rates; changes in food commodity prices; completion of merger or acquisitions and successful integration of those transactions; and changes in applicable accounting policies and practices. The foregoing list of important factors is not intended to be all-inclusive as other general market, industry, economic, and political factors may also impact our operations. Readers are cautioned not to place undue reliance on our forward-looking statements, as we assume no obligation to update forward-looking statements.

Contact: Jeffrey A. Blade
Jeff.blade@steaknshake.com
www.steaknshake.com
(317) 633-4100

THE STEAK N SHAKE COMPANY
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS
(Amounts in $000's, except share and per share data)
	SIXTEEN				TWENTY-EIGHT
	WEEKS ENDED				WEEKS ENDED
	4/13/2005		4/7/2004		4/13/2005		4/7/2004
			(as restated)		(as restated)		(as restated)
	(UNAUDITED)		(UNAUDITED)		(UNAUDITED)		(UNAUDITED)
Revenues
Net sales	$185,746	99.4%	$162,484	99.2%	$311,250	99.3%	$276,000	99.2%
Franchise fees	1,077	0.6%	1,306	0.8%	2,100	0.7%	2,263	0.8%
	186,823	100.0%	163,790	100.0%	313,350	100.0%	278,263	100.0%

Costs and Expenses
Cost of sales*	43,159	23.2%	37,373	23.0%	72,784	23.4%	63,944	23.2%
Restaurant operating costs*	91,476	49.2%	79,299	48.8%	153,999	49.5%	136,433	49.4%
General and administrative	14,712	7.9%	13,486	8.2%	25,542	8.2%	22,621	8.1%
Depreciation and amortization	8,128	4.4%	7,439	4.5%	13,863	4.4%	13,026	4.7%
Marketing	8,959	4.8%	7,177	4.4%	14,049	4.5%	11,401	4.1%
Interest	3,950	2.1%	4,053	2.5%	6,796	2.2%	7,118	2.6%
Rent	3,203	1.7%	2,550	1.6%	5,260	1.7%	4,381	1.6%
Pre-opening costs	705	0.4%	599	0.4%	1,264	0.4%	979	0.4%
Other income, net	(608)	-0.3%	(511)	-0.3%	(1,090)	-0.3%	(1,025)	-0.4%
	173,684	93.0%	151,465	92.5%	292,467	93.3%	258,878	93.0%

Earnings Before Income Taxes	13,139	7.0%	12,325	7.5%	20,883	6.7%	19,385	7.0%

Income Taxes	4,456	2.4%	4,341	2.7%	7,088	2.3%	6,828	2.5%

Net Earnings	$8,683	4.6%	$7,984	4.9%	$13,795	4.4%	$12,557	4.5%

Net Earnings Per Common and
Common Equivalent Share:
Basic	$0.32		$0.29		$0.50		$0.46
Diluted	$0.31		$0.29		$0.49		$0.45

Weighted Average Shares
and Equivalents:
Basic	27,394,175		27,401,944		27,377,502		27,311,206
Diluted	28,079,811		27,804,115		27,997,079		27,673,192
* Cost of Sales and Restaurant Operating Costs are calculated as a percentage of net sales, all other items are shown as a percentage of total revenue.

CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL POSITION

	4/13/2005	9/29/2004
(Amounts in $000's)	(UNAUDITED)	(as restated)
Assets
Current assets	$30,312	$45,400
Property and equipment - net	426,174	385,258
Other assets	12,071	5,195

Total assets	$468,557	$435,853

Liabilities and Shareholders' Equity
Current liabilities	$66,691	$58,604
Deferred income taxes and credits	2,816	2,969
Obligations under capital leases	149,757	144,647
Senior note	11,895	9,429
Other long-term liabilities	1,860	1,272
Shareholders' equity	235,538	218,932

Total liabilities and shareholders' equity	$468,557	$435,853

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Amounts in $000's)	SIXTEEN WEEKS ENDED
	4/13/2005	4/7/2004
	(as restated)	(as restated)
	(UNAUDITED)	(UNAUDITED)

Net cash provided by operating activities	$33,342	$22,591
Net cash (used) in investing activities	(48,134)	(16,316)
Net cash (used) in financing activities	(469)	(2,449)

Increase (Decrease) in Cash and Cash Equivalents	$(15,261)	$3,826